DEED IN LIEU OF FORECLOSURE AGREEMENT
         (The Bank of Delaware Building, Wilmington, Delaware)

     THIS AGREEMENT is made and entered into as of the 15th day of November, 1994, by and between THREE HUNDRED DELAWARE AVENUE ASSOCIATES, L.P., a Texas limited partnership (hereinafter called "Seller"), and EML ASSOCIATES, a New York general partnership (hereinafter called "Buyer").

                            R E C I T A L S

     A. Seller is the owner of that certain real property located at 300 Delaware Avenue in the City of Wilmington, County of New Castle, State of Delaware, consisting primarily of an office building (the "Office Building") sometimes known as "The Bank of Delaware Building".

     B. On February 28, 1989, Buyer made a loan (the "Loan") in the original principal amount of $9,500,000 to Seller, which Loan is evidenced by a promissory note (the "Note") captioned "MORTGAGE NOTE" in that amount dated February 28, 1989. The Note is secured by, among other things, that certain mortgage (the"Mortgage") captioned "DELAWARE MORTGAGE AND SECURITY AGREEMENT" dated February 28, 1989, by Seller, as mortgagor, in favor of Buyer, as mortgagee, and recorded on March 1, 1989 in the New Castle County Recorder of Deed's Office at Mortgage Record Book Volume 1366, Page 108, and that certain assignment of leases (the "Assignment of Leases") captioned "ASSIGNMENT OF RENTS AND LEASES" dated February 28, 1989, by Seller, as assignor, in favor of Buyer, as assignee. The Note, Mortgage, assignment of Leases and the other documents and agreements executed by Seller evidencing, securing or otherwise relating to the Loan are hereinafter collectively referred to as the "Loan Documents".

     C. Buyer is the present holder of the Loan and the Lender's interest under the Loan Documents.

     D.    Seller is in default under the Loan Documents (the "Default").

     E. Seller desires to obtain Lender's covenant not to maintain any suit or action against it under the Loan Documents, and Seller is willing to transfer the "Property" (as such term is defined in paragraph 3 below) to Buyer.

     F. The fair market value of the Property plus the "Closing Payment" (as such term is hereinafter defined) is less than the indebtedness evidenced by Note and secured by the Mortgage.

     G. Buyer desires to acquire the Office Building on the terms and conditions hereinafter documented.

     NOW, THEREFORE, in consideration of the recitals set forth above and of the mutual undertakings of the parties hereto, and of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Seller and Buyer hereby agree as follows:

     1. Recitals. The recitals set forth above are accepted and affirmed by each of Buyer and Seller and are incorporated herein by this reference.

     2. Certain Definitions. As used herein, the following terms have the following meanings:

           A. "Net Cash Flow" for the applicable period means the amount, if any, by which (x) the sum of the "Cash Income" for such period, exceeds
(y) the "Cash Expenditures" for such period.

           B. "Cash Income" for the applicable period means the gross cash revenues and funds received by the Seller with respect to the Property for such period (including all prepaid rents, prepaid payments and security deposits applied or forfeited), including, but not limited to, fixed, minimum or base rent under tenant leases, parking fees and charges and tenant reimbursements and contributions, buy not including funds received as capital contributions or financing proceeds or sale proceeds.

           C. "Cash Expenditures" for the applicable period means cash expenditures made by the Seller or which the Seller is obligated to make for or during such period in the operation of or in connection with the Property, including, but not limited to, payroll, business taxes and real and personal property taxes and assessments, utility charges, insurance premiums, property repair and maintenance costs, janitorial costs, advertising costs, professional fees (including, buy not limited to, the fees payable to Duane, Morris & Heckscher in connection with the tax appeal for the Property), bank charges, leasing commissions, fees and costs, tenant improvements and other capital costs, all expenditures made or required to be made by JMB Properties, Co. as the manager of the Property (the "Manager") under that certain management agreement (the "Management Agreement") captioned "MANAGEMENT AGREEMENT" dated as of March 1, 1985, by and between Seller and JMB Properties Corporation, as predecessor-in-interest to Manage, all management fees and expenses of the Manager as provided for in the Management Agreement and all other costs and expenses.

     3. Conveyance of Property. Seller shall convey to Buyer, and Buyer shall acquire from Seller, the land (the "Land") described in Exhibit "A", attached hereto and made a part hereof, together with the following:
(i) all right, title and interest of Seller in and to the Office Building and all other improvements, structures, supplies and fixtures located upon the Land; (ii) all right, title and interest of Seller in and to those items of personal property set forth in Exhibit "B" attached hereto and made a part hereof (the "Personal Property"), located upon or about the Land and used in the operation of the Land or the Office Building, but only to the extent not owned or leased by any of the tenants of the Property or the Manager of the Property; all right, title and interest of Seller in and to the name "The Bank of Delaware Building" and any other trade name or trademark used primarily in connection with the Land or the Office Building (exclusive of any trademarks and/or tradenames of Seller, any of Seller's constituent partners, Manager or any parties or entities related to or affiliated with Seller or Manager, or any of the tenants and occupants of the Property); (iii) to the extent assignable, all right, title and interest of Seller in and to all of the following (the extent the same relate to the Land or the Office Building or the other Property): all leases (including the "Tenant Leases" [as such term is hereinafter defined]), all contract rights, all account receivables (including all uncashed checks and bank drafts), all guaranties and warranties, all agreements, all tenant lists, all advertising materials, all telephone exchange numbers, all operational and financial books, records and documents with respect to the Property (exclusive of the personal books, records and documents of Seller, Seller's constituent partners and Manager), all governmental permits, authorization and approvals, all surveys, plans, specifications and drawings of any description; and (iv) to the extent assignable, all rights or choices of action or other claims of any description relating to the Land, the Office Building, the Personal Property, or any of the other Property as described herein (collectively "Rights of Action") whether relating to periods of time prior to, on or following the date of this Agreement, including, without limitation, any claims or rights to any reductions, abatements or credits (collectively "Tax Abatements") of any real estate or other taxes imposed by the City of Wilmington, the State of Delaware, or any other governmental endued of any description with respect to the Land, the Office Building, the Personal Property, the Tenant Leases or any of the other Property described herein (but not with respect to any income or franchise taxes imposed upon Seller, any constituent partner of Seller or Manager ), provided that the Rights of Action shall not include the "Retained Claims" (as such term is defined below), and provided further that with respect to any rights of Action relating to time periods prior to the date of this Agreement, Seller shall retain such rights, jointly and/or in common with Buyer, to the extent necessary for Seller to raise any of the same, as applicable, as an affirmative defense, cross-claim, counterclaim or otherwise in any suit, action, proceeding or matter brought or threatened against Seller by any third party or otherwise, including any governmental agency or authority, with respect to any such Right of Action relating to periods of time prior to the date of this Agreement (all of the foregoing as described in this paragraph 3 is collectively called the "Property"), all upon the terms, covenants, and conditions hereinafter set forth. Notwithstanding the foregoing or anything to the contrary herein or in any other agreement or instrument executed or delivered in connection herewith, Seller shall retain the following (collectively the "Retained Claims"): all of Seller's rights, remedies, defenses, counter-claims and cross-complaints against Tybout, Redfearn & Pell, P.A., ("Tybout"), its insurance company, Provident Washington Insurance Company ("Provident"), E.I. DuPont deNemours & Company ("DuPont") (a former tenant of the Property), the Coffee Pause Marketing Company and any other necessary or desirable parties or entities in connection with the lawsuit filed by Provident and Tybout in connection with the water leak in the space occupied by DuPont as described on Exhibit "M" attached hereto and made a part hereof.

     4. Closing Conference. The consummation (the "Closing") of the conveyance herein provided shall be consummated through a closing conference (the "Closing Conference"), which shall be held on the day of the "Closing Date" at the offices of Obermayer, Rebmann, Maxwell & Hippel at the 14th Floor of the Packard Building, S.E. Corner 15th and Chestnut Streets, Philadelphia, Pennsylvania 19102, or such other place as shall be agreed upon by Buyer and Seller. As used herein, "Closing Date" means November 15, 1994, or such earlier date as may be agreed upon by Buyer and Seller.

           A. Deliveries to Escrow by Seller. Prior to the Closing Date, Seller shall deliver or cause to be delivered to Eugene DiPrinzio, Esq. ("Escrow Holder") at Young, Conaway, Stargatt & Taylor, 11th Floor, Rodney Square North, Wilmington, Delaware 19899-0391, (312) 571-6664, the following:

                 (1)  The "Closing Payment ".  As used herein, the
"Closing Payment is an amount equal to the sum of (x) $350,000, (y) the tenant security deposit of Swartz, Campbell & Detweiler in the amount of $1,500, (the "SCD Security Deposit") and (z) the Net Cash Flow from the Property for the period from and after January 1, 1994 through October 31, 1994, inclusive (as adjusted for management fees and employee salaries and benefits of the manger's personnel through the Closing Date). Buyer and Seller agree that the Net Cash Flow for the period from and after February 1, 1994 through October 31, 1994, inclusive, is $294,451.50 (such amount has been adjusted for management fees and employee salaries and benefits of the Manager's personnel through the Closing Date).

                 (2) The "Closing Costs" (as such term is defined in Section 4G below).

                 (3) A duly executed and acknowledged special warranty deed ("Deed") in the form of Exhibit "D" attached hereto and made a part hereof;
                 (4) A duly executed and acknowledged memorandum of material releases (the "Memorandum") in the form of Exhibit "E" attached hereto and made a part hereof;

                 (5) A State of Delaware Transfer Tax Return (the "Delaware Return") in the form of Exhibit "F" attached hereto and made a part hereof; and

                 (6) A City of Wilmington Transfer Tax Return (the "City Return") in the form of Exhibit "F" attached hereto and made a part hereof.

                 (7) All uncashed checks and bank drafts properly endorsed to Buyer, held by Seller on the Closing Date and relating to any of the Property.

           B. Delivery to Escrow by Buyer. Prior to the Closing Date, Buyer shall deliver to Escrow Holder a duly executed and acknowledged Memorandum.

           C. Instructions to Title Company. The deliveries to be made under subparagraphs A and B above shall be made in accordance with and subject to a letter (the "Closing Procedure Letter") from Seller and Buyer to Escrow Holder which is being executed concurrently herewith.

           D. Delivery to Parties. Upon satisfaction of all the conditions, in the Closing Procedure Letter for delivery of the Closing Payment and the Closing Costs (other than the delivery of Seller's written authorization to close the escrow under the Closing Procedure Letter) and receipt of written advice by Escrow Holder that such conditions have been satisfied and that Escrow Holder is prepared to close the escrow, the following items are to be delivered at closing:

                 (1) Items To Be Delivered by Seller: Seller shall deliver to Buyer the following:

                 (a) A duly executed and acknowledged bill of sale, assignment and assumption agreement ("Assignment and Assumption Agreement") in the form of Exhibit "G" attached hereto and made a part hereof;

                 (b) A duly executed and acknowledged certificate ("Non-Foreign Certificate") regarding the "non-foreign" status of Seller;

                 (c) All original leases, contracts, surveys, plans and specifications, permits and approvals, books and records and other written agreements or documents in Seller's possession directly relating to the Property (provided, however that Seller shall not be required to Deliver to Buyer hereunder any books, records or documents not to be conveyed by Seller to Buyer pursuant to paragraph 3 above);

                 (d) A duly executed termination agreement (the "Termination Agreement") in the form of Exhibit "H" attached hereto and made a part hereof, dated as of the Closing Date, by and between Seller and Manager, providing for the termination of the Management Agreement and the release by Manager of Buyer and Seller and the release by Seller and Buyer of Manager from any and all liability under the Management Agreement.

                 (e) Evidence reasonably satisfactory to Buyer respecting the due organization of Seller and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and

                 (f) Such additional documents as may be reasonably required by Buyer in order to consummate the transactions hereunder (provided the same do not materially increase the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).

                 (2) Items to Be Delivered by Buyer. Buyer shall deliver to Seller the following:

                 (a) A certified copy of the Note with an endorsement or legend of release attached thereto, all in the form attached hereto as Exhibit "I" and made a part hereof;

                 (b) A duly executed and acknowledged Assignment and Assumption Agreement;

                 (c) Evidence reasonably satisfactory to Seller respecting the due organization of Buyer and the due authorization and execution of this Agreement and documents required to be delivered hereunder; and

                 (d) Such additional documents as may be reasonably required by Seller in order to consummate the transactions hereunder (provided the same do not materially, increase the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).

           E. Closing. Escrow Holder shall close the escrow on the Closing Date by (i) causing the Deed and the Memorandum to be recorded in the Recorder's Office of the County of New Castle, Delaware, (ii) filing the Delaware Return with the New Castle County Department of Finance as agent for the State of Delaware, (iii) filing the City Return with the City of Wilmington Department of finance, (iv) delivering the Closing Payment and Undeposited Funds to Buyer, and (v) paying the Closing Costs to the appropriate parties, all in accordance with the terms and provisions of the Closing Procedures Letter.

           F. Investment of Funds. To the extent required by the Closing Procedure Letter, all funds received by Escrow Holder shall be, until the closing, kept o deposit and invested in (a) United States Treasury obligations, (b) United States Treasury-backed repurchase agreements issued by a major money center banking institution acceptable to Seller, or (c) such other manner as may be reasonably agreed to by Seller and Buyer. Interest accruing to such account prior to the close of escrow shall be for the account of Seller; interest accruing on all sums due Buyer after the close of escrow shall be for the account of Buyer.

           G. Closing Costs. In the event the Property is conveyed by Seller to Buyer in accordance, with the terms and provisions of this Agreement, Seller shall pay for the amounts (the "Closing Costs") described on Exhibit "J", attached hereto and made a part hereof; provided, however, in no event shall Seller be responsible for any attorneys' fees and costs of Buyer's counsel in excess of $25,000 and any other closing Costs in excess of $10,000. Seller and Buyer each affirms and agrees that the Property is being conveyed to Buyer as the lender under the loan and the sole holder of a bona-fide mortgage which is genuinely in default, by Seller, as the mortgagor, in lieu of foreclosure and hence the Property is exempt from the State of Delaware Realty Transfer Tax pursuant to 30 Del.
C. Section 5401 (1) (P), and accordingly neither Seller nor Buyer is obligated to pay any documentary and other transfer taxes attributable to the Deed or the conveyance of the Property.

           H. Prorations. Subject to the terms and provisions of paragraph 4J below and the remaining terms and provisions of this paragraph, as Buyer is entitled to all Net Cash Flow from the Property, there will not be any prorations. In order to facilitate the closing of this transaction, Buyer and Seller agreed that Seller will not cash any checks or deposits any amounts received by Seller from and after November 1, 1994 (collectively, the "Undeposited Funds". Instead, Seller at closing will deliver such Undeposited Funds as are received by Seller on or prior to closing (with all checks or bank drafts properly endorsed to Buyer). Seller and Buyer agree that the Undeposited Funds (the total amount of which is shown on Exhibit "K" attached hereto and made a part hereof) to be paid, endorsed or transferred by Buyer at closing, are in addition to the Cash Payment to be paid by Seller to Buyer. In addition, except for the payroll of the Manager's employees and the Manager's fees through the Closing Date, Seller shall not pay any of the costs and expenses of the operation of the Property incurred after October 31, 1994 or billed after October 23, 1994. Buyer shall be solely responsible for the payment of such cost and expenses and the payment of such bills.
In connection therewith, Seller shall cooperate with Buyer in determining which costs, expenses and bills are outstanding and legitimate. Lastly, Seller has not paid the County of New Castle's property taxes in the amount of $222,500 that were payable on September 7, 1994 to the extent not discharged or satisfied by Buyer's application of any Tax Abatements.
Buyer shall be solely responsible for the payment of such taxes and all interest and penalties thereon and also shall be entitled to receive and enjoy the benefit of any and all Tax Abatements.

           I. No Merger. Seller and Buyer each acknowledges and agrees that, notwithstanding the release of the obligations (whether personal or otherwise) of Seller pursuant to the Loan Documents as provided in this Agreement, all of the Loan Documents and the indebtedness evidenced and secured thereby shall remain in full force and effect after the conveyance of the Property by Seller to Buyer and the consummation of the other transactions contemplated by this Agreement, it being expressly acknowledged and agreed that the interest of Buyer in the Property after all of the conveyances or transfers provided under or pursuant to this Agreement shall not merge with the interest of Buyer in the Property as lender under the Loan documents. It is the expressed intention of each of the parties hereto that such interests of Buyer in the Property shall not merge, but shall be and remain at all times separate and distinct, notwithstanding any union of said interests in Buyer at any time by purchase, termination or otherwise and that the lien of the Buyer in the Property created by the Loan Documents or any of them shall be and remain at all times a valid and continuous lien on the Property, unless and until the lien of the loan Documents shall be satisfied or discharged specifically by Buyer pursuant to written instrument effecting such satisfaction or discharge. The provisions of this Paragraph 4I notwithstanding, Buyer acknowledges and agrees that, unless the release of Seller shall terminate and become void pursuant to the provisions of paragraph 6D below, Seller shall not have any duty, obligation or liability (whether personal or otherwise) with respect to the Loan Documents, and the lien of the Loan Documents shall extend only to the Property and not to Seller, any constituent partner, officer, shareholder, director, employee or agent of Seller, or any other property or assets of Seller or any such partner, officer, shareholder, director, employee or agent, and the lien of any judgement pursuant to the Loan Documents shall be so restricted.

           J. Seller to Remit Funds as Received. At Closing, Seller shall deliver to Buyer any and all Undeposited Funds (with all checks or bank drafts included therein properly endorsed to Buyer) or other funds theretofore received by Seller with respect to any of the Property. Seller further will promptly remit to Buyer any rent checks or other rentals or income of any description with respect to any of the Property which may be received by Seller from and after Closing (with all checks or bank drafts included therein properly endorse to Buyer). Seller agrees to cooperate with Buyer following Closing in notifying all tenants of the Property and other persons or entities liable for the payment or performance of any leases, contracts or other obligations conveyed or assigned to Buyer as part of the Property to make such payments or performance directly to Buyer.

           K. Title Insurance. Buyer's obligation to acquire the Property in accordance with the terms and provisions of this agreement shall be conditioned upon the insurance by Ticor Title Insurance Company (the "Title Company") of an owner's policy of title insurance (the "Owner's Title Policy") in the form attached hereto as Exhibit "L" and made a part hereof.

     5.  Representations, Warranties and Covenants.

           A.  Representations, Warranties and Covenants of Seller.

                 (1) General Disclaimer. Except for the representations and warranties specifically set forth in paragraphs 5A (2) and 5C of this Agreement, the sale of the Property hereunder is and will be made on an "as is" basis, without any other representations and warranties of any kind or nature, express, implied or otherwise, including, but not limited to, any representation or warranty concerning title to the Property, the physical condition of the Property (including, but not limited to, the condition of the soil or the Improvements), the environmental condition of the Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Property) the compliance of the Property with applicable laws and regulations (including ,but limited to zoning and building codes or the status of development or use rights respecting the Property), the financial condition of the Property or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any part thereof. Buyer acknowledges that it has had ample opportunity to examine, review and inspect all matters which in Buyer's judgment bear upon the Property and its value and suitability for Buyer's purposes. Except as to matters specifically set forth in paragraphs 5A (2 and 5C below, Buyer will acquire the Property solely on the basis of its own physical and financial examinations, review and inspections and the title insurance protection afforded by any title insurance policy obtained by it, including, but not limited to, the Owner's Title Policy. Without limitation on the foregoing, Buyer acknowledges and agrees that the Property contains asbestos and Buyer is acquiring the Property with full knowledge of such asbestos. In connection therewith, Seller shall not have any duty, obligation or liability to Buyer and its successors and assigns in connection with such asbestos and any claims, causes of action, duties, obligations, liabilities, costs, expenses and damages related thereto and Buyer on behalf of itself and its successors and assigns waives any and all of such duties, obligations and liabilities.

                 (2) Limited Representations and Warranties of Seller. Subject to the provisions of paragraph 5A (1) above, Seller hereby represents and warrants the following to Buyer as of the date hereof:

                 (a) Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are and on the Closing Date will be duly authorized (including all requisite partnership actions and authorizations) executed and delivered by and are and will be binding upon Seller. Seller is a limited partnership, duly organized and validly existing under the laws of the State of Texas, and is duly authorized and qualified to do all things required of it under this Agreement. Seller has the capacity and authority to enter into this Agreement and consummate the transactions herein provided.

                 (b) Single Purpose Entity. To the actual knowledge of Seller, Seller is a single purpose entity created and formed for the purpose of owning the Property. Seller has no material assets other than the Property.

                 (c) Cash Operating Statements. To the best of Seller's knowledge, the cash operating statements with respect to the Property (the "Operating Statements") for the period from and after January 1, 1994 through October 31, 1994 heretofore furnished by Seller to Buyer are true, complete and correct as of the date made.

                 (d) Benefit of this Transaction. Seller believes that the transactions contemplated by this Agreement are in its best interests. Seller has been represented by an attorney, has reviewed this Agreement carefully and understands its terms and conditions. Seller has signed this Agreement and voluntarily and not under duress.

                 (e) Bankruptcy. Seller has not made any assignment for the benefit of creditors, has not filed a petition in bankruptcy, has not been adjudicated insolvent or bankrupt, has not petitioned a court for the appointment of a receiver of or trustee for it or any substantial part of its property, has not commenced any proceeding involving Seller under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or stature of any jurisdiction, and to the actual knowledge of Seller, there is not pending against Seller any proceeding alleging Seller's bankruptcy or insolvency. No order for relief has been entered with respect to Seller under the Federal Bankruptcy Code.

                 (f) Condemnation. To the actual knowledge of Seller, Seller has not received any written notice of any pending, threatened or contemplated action by any governmental or private authority, agency or entity having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof. Seller shall, promptly upon receiving any such written notice or learning of any such contemplated or threatened action, give Buyer written notice thereof.

                 (g) Violations. To the actual knowledge of Seller and except as described on Exhibit "M" attached hereto and made a apart hereof,
(i) Seller has not received any written notice from any insurance company, public authority or tenant of any portion of the Property of the continuing existence of any violation by the Land or the Office Building of any law, ordinance, order, regulation or environmental requirement, including, without limitation, zoning, construction, fire protection, building code, health code, subdivisions, traffic, flood control, fire safety or environmental violations, which requires work to be done to cure an unsatisfactory condition with respect to the Land or the Office Building or which could result in a termination of insurance coverage or an increase in its costs, and (ii) neither Seller nor the Property is in material violation of any "Environmental Statutes" (as such term is defined in Article 52 of the Mortgage).

                 (h) Litigation. To the actual knowledge of Seller and except as described on Exhibit "M" attached hereto and made a part hereof, there are not any actions, suits or proceedings pending or threatened before or by any judicial, administrative or union body or any arbiter or any governmental authority against Seller or the Property which affect title to the Property or any portion thereof, the compliance of the Property with any applicable governmental law, ordinance, order, regulation or requirement (including, without limitation zoning requirements and Environmental Statutes), or the right or power of Seller to convey the Property to Buyer in accordance with this Agreement.

                 (i) Non-Foreign Status. Seller is not a "foreign person" as that term is defined in the Internal Revenue Code of 1986, as amended, and the Regulations promulgated pursuant thereto.

                 (j) Damage. To the actual knowledge of Seller, there has been no material damage or casualty to the Property which has not been fully repaired or restored.

                 (k) List of Service Contracts. To the actual knowledge of Seller, attached hereto as Exhibit "N" and made a part hereof, is a full, true and correct list, as of the date of this Agreement, of all written contracts and agreements relating to the management, maintenance and operation of the Property or any portion thereof (exclusive of the Management Agreement and any tenant and occupancy agreements) (collectively, the "Service Contracts") in effect as of the date of this Agreement. To the actual knowledge of Seller and except as described on Exhibit "M" attached hereto and made a part hereof, there are no material defaults (including any claims of which Seller has received written notice) that are uncured under any of the Service Contracts by either Seller or any other person or entity that is a party to any of the Service Contracts.

                 (l) List of Leases. To the actual knowledge of Seller, attached hereto as Exhibit "O" and made a part hereof, is a true, correct and complete list, as of the date of this Agreement, of all lease and license agreements (including all written amendments thereto) respecting the use or occupancy of any portion of the Office Building (the "Leases"), setting forth the tenant's name, the date of each lease or license agreements and the date of any amendment thereto. To the actual knowledge of Seller and except as described on Exhibit "M" attached hereto and made a part hereof, there are no material defaults (including any claims of which Seller has received written notice) under any of the Leases either by Seller or any tenant thereunder, nor are any commissions payable to any broker, finder, agent or any other person or entity with respect to the Leases or any extensions thereof. To the actual knowledge of Seller, except for the SCD Deposit, there are no outstanding tenant security deposits under any lease affecting any portion of the land or the Office Building.

                 (m) Employees. There are no persons who are presently employed by Seller with respect to the Property or any part thereof; provided, however, that there are employees of Manager.

                 (n) Monetary Liabilities. To the actual knowledge of Seller, Seller has no outstanding liabilities or obligations to any creditors or other persons or entities (other than Buyer) for amounts in the aggregate in excess of Three Hundred Fifty Thousand Dollars
($350,000.00).

      Notwithstanding anything to the contrary in this Agreement or any agreement or instrument executed in connection herewith, whenever a representation or warranty made under this Agreement is made as to the actual knowledge of Seller or the best knowledge of Seller, including, but not limited to the representations and warranties of Seller set forth in subparagraphs 5A (2) (c), (e), (f), (g), (h), (j), (k), (l) and (n) above, such actual knowledge or best knowledge, as the case may be, shall be the actual knowledge or best knowledge, as of the date hereof, of Ms. Marsha Capodanno, the portfolio manager for JMB Income Properties, Ltd.-XI, Ms. Carol Straka, the manager of the Property, and Mr. Michael Elrad, Vice President of JMB Realty Corporation.

           B.  Representations and Warranties of Buyer.
Buyer hereby represents and warrants the following to Seller:

                 (1) Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized (including all requisite partnership actions and authorizations), executed and delivered by and are and will be binding upon Buyer. Buyer is a general partnership, duly organized and validly existing under the laws of the State of New York, and is duly authorized and qualified to do all things required of it under this Agreement. Buyer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided.

                 (2) Benefit of This Transaction. Buyer believes that the transactions contemplated by this Agreement are in its best interests. Buyer has been represented by an attorney, has reviewed this Agreement carefully and understands its terms and conditions. Buyer has signed this Agreement and proceeded with the transactions contemplated hereunder voluntarily and not under duress

                 (3) Holder of Loan Documents. Buyer owns absolutely, free and clear of all liens and encumbrances, all of the interest of the lender, payee, and mortgagee under the Loan Documents and has not sold, transferred, assigned, conveyed, hypothecated, pledged or encumbered all or any part of its interest in the Loan Documents.

                 (4) Buyer Remedies. Acceptance of this Agreement by Buyer and the consummation of the transactions contemplated hereunder are in lieu of Buyer's exercise of available remedies against Seller for the Default under the Loan Documents.

           C. Mutual Representations Warranties of Buyer and Seller. Buyer and Seller each represents and warrants the following to the other:

                 (1) Amount of Indebtedness. The aggregate of all principal, interest and other sums unpaid and owing under the Loan Documents on the date of this Agreement is in excess $12,479,417.00 (the "Debt").

                 (2) Fair Market Value. The fair market value of the Property plus the Closing Payment is less than the Debt as of the date of this Agreement.

           D. Survival. Any cause of action of a party for a breach of the foregoing representations and warranties (or any representation or warranty set forth in any agreement or instrument delivered in connection herewith) shall survive until the date that is eighteen (18) full calendar months after the Closing Date, at which time such representations and warranties (and any cause of action resulting from a breach thereof not then in litigation) shall terminate; provided, however, that in all events any cause of action of a party for a breach of any of the representations or warranties set forth in paragraphs 5A(2)(a), 5A(2)(b), 5A(2)(d), 5A(2)(e), 5A(2)(n), 5B, and 5C above shall survive until the thirtieth
(30th) day following the expiration of any and all applicable statutes of limitations provided for any legal or equitable action of any nature (pursuant to any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, equity, or any similar statutes, laws or principles) to challenge, suspend, void or set aside the conveyance of the Property or any portion thereof to Buyer pursuant to this Agreement.

     6. Covenant Not to sue; Release of Seller; Release of Buyer; Seller Bankruptcy Covenant.

           A. Covenant Not to Sue. Subject to the terms and provisions of Section 6D below, if the Deed is recorded, then, upon the Closing Date, Buyer and Seller each shall be deemed to have covenanted and agreed not to bring, file or commence any action, suit, claim or cause of action against the other with respect to any duty, obligation or liability under the Loan Documents; provided, however, that the foregoing covenant not to sue shall not extend or apply to any breach by either Seller or Buyer of any of their respective representations, warranties or obligations under this Agreement or any agreement or instrument delivered in connection herewith.

           B.  Release of Seller.

                 (1) Release. As further consideration for Seller's execution of this Agreement, Buyer, for itself, and to the extent enforceable, the Equitable Life Assurance of the United States ("Equitable"), affiliates of Buyer, affiliates of Equitable (including, but not limited to, Equitable Real Estate Investment Management, Inc.) and their respective successors and assigns (collectively, the "Buyer Parties"), as of the Closing Date, hereby absolutely and irrevocably waives, releases, and forever discharges Seller, Manager and their respective partners, officers, shareholders, directors, employees, parent, subsidiary, affiliated and associated corporations, participants, affiliated or associated agents, affiliated or associated servants and affiliated or associated advisors (but not including any contractors, consultants, suppliers, mechanics' and materialmen) and predecessor entities of any of the foregoing (collectively the "Released Parties") from any and all claims, rights, demands, actions, suits causes of actions, damages, counterclaims, defenses, losses, costs, obligations, liabilities and expenses of every kind or nature know or unknown, suspected or unsuspected, fixed or contingent, foreseen or unforeseen (collectively, "Claims"), arising out of or relating directly or indirectly to any circumstances or state of facts pertaining to the Loan, the Loan documents or the Property, including claims related to the actions of Seller, Claims related to the environmental condition of the Property (including the existence of asbestos on, in or about the Property and any and all Claims under the Comprehensive Environmental Response Compensation and Liability Act [CERCLA] 42U.S.C. Section 9601 et seq) and Claims of duress, waiver, bad faith, interference in the business of the Buyer Parties, or any nonperformance of any agreement or obligation related thereto, or any statements, representations, acts or omissions, intentional, willful, negligent or innocent, by any of the Released Parties in any way connected with, relating to or affecting, directly or indirectly, the Loan, the Loan Documents, or the Property; provided, however, that the foregoing release shall not extend to, include or benefit any third party person or entity not included within the Released Parties (including, but without limitation, prior third party owners or holders of any interest in any of the Property, professionals, contractors, consultants, insurers, guarantors, suppliers, mechanics and materialmen at any time retained by or in behalf of any of the Release Parties), and provided further that the foregoing shall not constitute a release of or extend to any of Seller's obligations, representations or warranties (or any matter involving a breach thereof by Seller) under this Agreement or under any agreement or instrument delivered in connection herewith.

                 (2) Non-Reliance By Buyer Parties. Each of the Buyer Parties hereby acknowledges that it has not relied upon any representation of any kind made by Seller in making the foregoing release.

                 (3) No Transfer of Claims by Buyer Parties. Each of the Buyer Parties represents and warrants that it has not heretofore assigned, or transferred, or purported to assign or to transfer, to any person or entity, any Claim released hereunder or any portion thereof or interest therein, and each of the Buyer Parties agrees to indemnify, defend and hold the Released Parties harmless from and against any and all such Claims based on or arising out of any such assignment or transfer or purported assignment or transfer.

                 (4) No Admission of Liability by Seller. It is understood and agreed that this paragraph 6B shall not be deemed or construed as an admission by Seller of liability of any nature whatsoever arising from or related to the subject of this paragraph 6B.

                 (5) Advice of Counsel to Buyer Parties. Each of the Buyer Parties hereby agrees, represents and warrants that it has had advice of counsel of its own choosing in negotiations for and the preparation of this Agreement, including the foregoing release, that it has read the provisions of this Agreement, including the foregoing release, and that it is fully aware of its contents and legal effect.

                 (6) Damages and Attorney's Fees. Each of the Buyer Parties agrees that if it hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the claims or in any manner asserts against such Released Parties, or any of them, any of the Claims, then the Buyer will pay to such released parties, and each of them, in addition to any other damages caused to such Released Parties thereby, all attorneys' fees incurred by such Released Parties in defending or otherwise responding to said suit or claim.

           C.  Release of Buyer.

                 (1) Release. As further consideration for Buyer's execution of this Agreement, Seller, for itself, and to the extent enforceable, JMB Realty corporation ("JMB"), affiliates of Seller, affiliates of JMB (including, but not limited to, JMB Income Properties, Ltd.-XI ["JMB-XI"] and Manager) and their respective successors and assigns (collectively, the "Seller Parties"), as of the Closing Date, hereby absolutely and irrevocably waives, releases, and forever discharges Buyer and its partners, officers, shareholders, directors, employees, parent subsidiary, affiliated and associated corporations, participants, affiliated or associated agents, affiliated or associated servants and affiliated or associated advisors (but not including any contractors, consultants, suppliers, mechanics and materialmen) and predecessor entites of any of the foregoing (collectively the "Buyer Released Parties") from any and all Claims, arising out of or relating directly or indirectly to any circumstances or state of facts pertaining to the Loan, the Loan Documents or the Property, including Claims related to the actions of Buyer, Claims related to the environmental condition of the Property (including that existence of asbestos on, in or about the Property and any and all Claims under CERCLA) and Claims of duress, usuary, waiver, bad faith, interference in the business of the Seller Parties, or any nonperformance of any agreement or obligation related thereto, or any statements, representations, acts or omissions, intentional, willful, negligent or innocent, by any of the Buyer Released Parties in any way connected with, relating to or affecting, directly or indirectly, the Loan, the Loan Documents, or the Property; provided, however, that the foregoing release shall not extend to, include or benefit any thirty party person or entity not included within the Buyer Released Parties (including, but without limitation, prior third party owners or holders of any interest in any of the Property, professionals, contractors, consultants, insurers, guarantors, suppliers, mechanics and materialmen at any time retained by or in behalf of any of the Buyer Released Parties), and provided further that the foregoing shall not constitute a release of or extend to any of Buyer's obligations, representations or warranties (or any matter involving a breach thereof by Buyer) under this Agreement or under any agreement or instrument delivered in connection herewith.

                 (2) Non-Reliance by Seller Parties. Each of the Seller Parties hereby acknowledges that it has not relied upon any representation of any kind made by Buyer in making the foregoing release.

                 (3) No Transfer of Claims by Seller Parties. Each of the Seller Parties represents and warrants that it has not heretofore assigned, or transferred, or purported to assign or to transfer, to any person or entity, any Claim released hereunder or any portion thereof or interest therein, and each of the Seller Parties agrees to indemnify, defend and hold the Buyer Released Parties harmless from and against any and all such Claims based on or arising out of any such assignment or transfer or purported assignment or transfer.

                 (4) No Admission of Liability by Buyer. It is understood and agreed that this paragraph 6C shall not be deemed or construed as an admission by Buyer of liability of any nature whatsoever arising from or related to the subject of this paragraph 6C.

                 (5) Advice of Counsel to Seller Parties. Each of the Seller Parties hereby agrees, represents and warrants that it has had advice of counsel of its own choosing in negotiations for and the preparation of this Agreement, including the foregoing release, that it has read the provisions of this Agreement, including the foregoing release, and that it is fully aware of its contents and legal effect.

                 (6) Damages and Attorneys' Fees. Each of the Seller Parties agrees that if it hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims or in any manner asserts against such Buyer Released Parties, or any of them, any of the Claims, then the Seller will pay to such Buyer Release Parties, and each of them, in addition to any other damages caused to such Buyer Released Parties thereby, all attorneys' fees incurred by such Buyer Released Parties in defending or other wise responding to said suit or claim.

           D. Termination of Releases. Anything in this Agreement or in any instrument or document delivered in connection herewith to the contrary notwithstanding, in the event that the conveyance of the Property and/or the payment, endorsement or transfer of the amounts constituting the Cash Payment and/or the Undeposited Funds are set aside or deemed null and void pursuant to any bankruptcy, insolvency, fraudulent conveyance or any similar proceedings, such that the Property is conveyed back to Seller and/or the entire Cash Payment and/or all Undeposited Funds are returned to Seller, then the releases and covenants by Buyer and Seller set forth in Paragraphs 6A, 6B and 6C shall be automatically rescinded, terminated and void ab initio and of no force and effect, and the terms and provisions of the Loan Documents and all indebtedness and obligations of all parties and the rights and remedies of Buyer thereunder shall remain in full force and effect as if this Agreement had not been executed or delivered and the transactions contemplated herein had not taken place, and in such event Buyer shall have the right to proceed to exercise any and all rights and remedies available under the Loan Documents, or at law or equity, or otherwise; provided, however, that in the event all or any portion of the Cash Payment or the Undeposited Funds is returned by Buyer to Seller pursuant to any bankruptcy, insolvency, fraudulent conveyance or similar proceeding (but they conveyance of the Property from Seller to Buyer is not otherwise rescinded, voided or set aside), then such releases and covenants shall not be rescinded and Seller shall only be liable to Buyer for the portion of the Cash Payment and/or the Undeposited Funds returned by Buyer to Seller; and provided further, that in the event the Property is conveyed back to Seller but not all of the Cash Payment and the Undeposited Funds are returned to Seller pursuant to any bankruptcy, insolvency, fraudulent conveyance or similar proceeding, then Buyer shall be liable to Seller for the portion of the Cash Payment and/or the Undeposited Funds not returned by Buyer to Seller.

           E. Certain Covenants of Seller. In consideration of Buyer's acceptance of this Agreement and as an essential inducement for Buyer to enter into this Agreement and accept the conveyance and transfer of the Property from Seller, Seller hereby agrees and covenants with Buyer, which covenants and agreements shall survive Closing, that: (i) Seller shall not file for, bankruptcy or other relief under any federal or state bankruptcy, reorganization, fraudulent conveyance or other similar federal or state statute or law of any description; and (ii) Seller will vigorously oppose any petition or proceeding under any such law or statute made by any other person or entity; and (iii) that in the event a proceeding is initiated and exists against Seller under Chapter of Title 11 of the U.S. Code (a "Bankruptcy Proceeding", then at all times prior to any order or determination requiring the reconveyance of the Property or the return of the Cash Payment or the Undeposited Funds to Seller, Seller shall immediately consent to relief from the automatic stay provisions of 11 U.S.C. Subsection 362 ("Stay Relief") in favor of Buyer in said Bankruptcy Proceeding, and Seller will execute such consents, stipulations, pleadings and/or other documents as are required by the Bankruptcy Court overseeing the Bankruptcy Proceeding or as reasonably required by the Buyer in order to permit Buyer to obtain Stay Relief immediately (Seller agreeing that is will not in any way contest and/or object to Stay relief being granted on an immediate basis in favor o Buyer, and will interpose no objection, defense and/or claim whatsoever). Notwithstanding anything to the contrary in the Agreement or any agreement or instrument executed in connection with the Agreement, the provisions of clause (iii) of the preceding sentence shall not apply in any event or under any circumstance at any time prior to the conveyance of the Property by Seller to Buyer in accordance with the terms and provisions of this Agreement, or at any time after any order or determination requiring the reconveyance of the Property or the return of the Cash Payment or the Undeposited Funds to Seller.

           7.    Miscellaneous

                 A. Brokers. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then Seller shall indemnify and defend Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify and defend Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. The indemnification obligations under this paragraph 7A shall survive the Closing of the transactions hereunder or the earlier termination of this Agreement.

                 B. Limitation of Liability. No constituent partner in or agent of Seller (other than JMB-XI but not any of the constituent partners of JMB-XI), nor any advisor, trustee, director, partner, affiliate, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller (including but not limited to, JMB Realty Corporation) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Without limitation on the foregoing, neither the negative capital account of any constituent partner (including JMB-XI) in Seller (or in any other constituent partner of Seller), nor any obligation of any Constituent partner in Seller (or in any other constituent partner of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner (and neither Buyer nor any of its successors of assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or a partner's obligation to restore or contribute to its capital account).

                 C. Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.

                 D. Time of the Essence. Time is of the essence of this Agreement.

                 E. Interpretation. Paragraph headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.

                 F. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

                 G. Successors and Assigns. Buyer, upon prior written notice to Seller, may assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor's obligations hereunder, but such transferor shall not be released from its obligations hereunder). No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

                 H. Notices. Any notice which a party is required or may desire to give the other shall be in writing and shall be sent by personal delivery or by mail (either [i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):


To Buyer:

EML Associates
c/o Equitable Real Estate Investment Management, Inc.
Mellon Bank Center, 42nd Floor
1735 Market Street
Philadelphia, Pennsylvania 19103
Attention:  Mr. Gary Prugh

With Copy To:

Obermayer, Rebmann, Maxwell & Hippel
111 South 15th Street
Packard Building
14th Floor
Philadelphia, Pennsylvania 19102
Attention: Jeffrey B. Rotwitt, Esq.

To Seller:

Three Hundred Delaware Avenue Associates, L.P.
c/o JMB Realty Corporation
900 North Michigan Avenue
19th Floor
Chicago, Illinois 60611
Attention:  Mr. Michael Elrad

With Copy To:

Pircher, Nichols & Meeks
1999 Avenue of the Stars
Suite 2600
Los Angeles, California 90067
Attention: Real Estate Notices (JBN)

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given.

                 I. Legal Costs. If either Buyer or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys' fees, expenses and costs of investigation actually incurred. The foregoing includes, but is not limited to, attorneys; fees, expenses and costs of investigation (including, with limitation, those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.

                 J. Survival. Subject to the limitations on the survival of the representations and warranties set forth in paragraph 5D above, all unperformed obligations of either party hereunder shall survive the Closing of the transactions provided for in this Agreement.

                 K. Further Assurances. Each party following the Closing Date agrees to promptly execute and deliver such agreements or instruments as shall reasonably be requested by the other party in order to effectuate or perfect the transactions provided for in this Agreement.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



THREE HUNDRED DELAWARE AVENUE
ASSOCIATES, L.P.
a Texas limited partnership

By:   JMB INCOME PROPERTIES, LTD.-XI,
      an Illinois limited partnership,
      General Partner

      By:   JMB REALTY CORPORATION,
            a Delaware corporation,
            General Partner

      By:    ____________________
      Name:  ____________________
      Title: Authorized Signatory
                       "Assignor"

EML ASSOCIATES,
a New York general partnership

By:   ML/EQ Real Estate Portfolio, L.P.
      a Delaware limited partnership

By:   EREIM Managers Corp., general partner

By:         Equitable Real Estate
        Investment Management, Inc.,
      authorized signatory of EREIM Managers Corp.


      By:  FREDERICK F. BUCHHOLZ
            ---------------------
            Frederick F. Buchholz,
            Executive Vice President